Preliminary Structural and Collateral Term Sheet
	$755,414,000,000 (Approximate) of Senior Certificates J.P. Morgan Alternative Loan Trust 2006-A3
Mortgage Pass-Through Certificates, Series 2006-A3
Features of the Transaction		Preliminary Mortgage Pool Data (approximate)
			Pool 1	Pool 2	Pool 3
- Offering consists of approximately 755mm of Senior Certificates		Collateral Type	Mixed ARMs	5Yr Hybrid	5Yr Hybrid
rated AAA by S&P and Moody's (Pool 1) and 2 of 3: S&P, Moody's and Fitch (Pools 2-5)			ARMs	ARMs	ARMs
- The Amount of Senior Certificates is approximate and may vary.		Outstanding Principal Balance	415,785,666	145,115,598	95,798,838
- Multiple groups of Mortgage Loans will collateralize the transaction		Number of Mortgage Loans	1,326	627	152
- There are approximately 4 groups of Senior Certificates, which may vary.		Average Principal Balance	319,815	232,443	632,246
- The Credit Support for the Senior Certificates of Pools 2, 3, & 4 is		Weighted Average Net Mortgage Rate	6.65%	6.07%	6.02%
Cross-Collateralized, with respect to losses. Pool 1 has its own set of subordinates,		Weighted Average Maturity	358	357	357
upfront overcollateralization and excess spread		Weighted Average Seasoning	2	3	3
		Weighted Average Months to Roll	52	57	57
		ARM Index	LY1(90%)	LY1(90%),LM6	LY1(94%),LM6
		Weighted Average Gross	LM6(10%),CMT	(10%)	(6%)
Key Terms		Margin	2.33	2.26	2.26
Issuer :	J.P.Morgan Alternative Loan Trust	Initial Periodic Rate Cap	4.76	5.08	5.03
Underwriter :	J.P.Morgan Securities, Inc.	Subsequent Periodic Rate Cap	1.92	1.94	1.97
Depositor :	J.P. Morgan Acceptance Corp. I	Lifetime Rate Cap	5.12	5.08	5.03
Master Servicer:	Wells Fargo	Weighted Average Loan-to-Value	76%	75%	73%
Trustee:	Wachovia Bank	Weighted Average FICO Score	707	708	712
Type of Issuance:	Public	Geographic Distribution	CA(22%),FL(16%)	CA(21%),FL(12%)	CA(33%),IL(16%)
Servicer Advancing:	Yes, Subject to Recoverability.	Percent Owner Occupied	79%	86%	86%
Compensating Interest:	Paid, But Capped.	Percent Single Family / PUD	74%	79%	86%
Clean-Up Call / Optional Termination:	10% clean-up call (Group 1)	Interest Only	82%	87%	79%
	5% clean-up call (Groups 2-5)	Primary Servicer	Chase,MidAmerica	Chase,American Home	American Home,Chase
Legal Investment:	The Senior Certificates are	Other Servicers	M&T,PHH,NetBank	M&T,NetBank,PHH	PHH,MidAmerica,M&T
ERISA Eligible:	SMMEA Eligible at Settlement. ERISA eligible subject to limitations set
	The Senior Certificates are ERISA eligible subject to limitations set forth in the final prospectus supplement	Preliminary Mortgage Pool Data (approximate)
			Pool 4

		Collateral Type	7Yr Hybrid
Tax Treatment:	REMIC		ARMs
Structure:	Senior/Subordinate w/ Shifting Interest	Outstanding Principal Balance	159,011,923
and Subordinate Certificate Prepayment Lockout		Number of Mortgage Loans	446
AAA Subordination (Pool 1):	8.25% +/- 0.50%	Average Principal Balance	361,296
AAA Subordination (Pools 2-5) :	6.50% +/- 1.00%	Weighted Average Net Mortgage Rate	6.59%
Rating Agencies (Pool 1):	Moody's, S&P	Weighted Average Maturity	357
Rating Agencies (Pools 2-5):	2 of 3: Moody's, S&P, Fitch	Weighted Average Seasoning	2
Registration:	Senior Certificates - DTC	Weighted Average Months to Roll	82
Time Table		ARM Index	LY1(96%),LM6(4%)
Cut-Off Date	June 1, 2006
Settlement Date	June 29, 2006	Weighted Average Gross Margin	2.27
First Distribution Date	July 25, 2006	Initial Periodic Rate Cap	5.05
Distribution Date	25th or Next Business Day	Subsequent Periodic Rate Cap	1.99
		Lifetime Rate Cap	5.05
		Weighted Average Loan-to-Value	73%
JPMSI Contact Information		Weighted Average FICO Score	710
Trading/Structuring	Greg Boester	Geographic Distribution	CA(41%),FL(13%)
Eric Norquist 212-834-2499 3222424992499		Percent Owner Occupied	78%
Tom Scudese		Percent Single Family / PUD	80%
Marc Simpson		Interest Only	88%
Bridget Byrnes		Primary Servicer	Chase,M&T
		Other Servicer	PHH,GreenPoint